                                                                  Exhibit 12(b).
Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                                                Year Ended December 31,
                               -----------------------------------------------------------
In thousands                        1995       1994        1993        1992        1991
                               ----------    ---------   ---------   ---------   ---------
Computation of income:
 Income before
  income taxes                 $1,422,814    1,180,601     879,755     645,568     491,673
 Capitalized interest                (112)         (69)        (65)        (24)         --
                               ----------    ---------   ---------   ---------   ---------
 Income before income
  taxes and capitalized
  interest                      1,422,702    1,180,532     879,690     645,544     491,673
 Fixed charges                  2,503,603    1,640,049   1,485,936   1,651,664   2,187,536
                               ----------    ---------   ---------   ---------   ---------

 Total income for
  computation                  $3,926,305    2,820,581   2,365,626   2,297,208   2,679,209
                               ==========    =========   =========   =========   =========
 Total income for
  computation excluding
  interest on deposits
  from fixed charges           $2,770,005    1,957,224   1,513,317   1,281,619   1,196,648
                               ==========    =========   =========   =========   =========
Computation of Fixed
 Charges:
 Net rental
  expense (a)                  $  166,591      149,462     128,573     123,342     111,609
                               ==========    =========   =========   =========   =========
 Portion of rentals
  deemed
  representative
  of interest                  $   55,530       49,821      42,858      41,114      37,203
                               ==========    =========   =========   =========   =========
Interest:
 Interest on
  deposits                      1,156,300      863,357     852,309   1,015,589   1,482,561
 Interest on
  federal funds
  and other
  short-term
  borrowings                      515,646      290,211     238,046     277,835     352,384
 Interest on
  long-term debt                  776,015      436,591     352,658     317,102     315,388
 Capitalized
  interest                            112           69          65          24          --
                               ----------    ---------   ---------   ---------   ---------
  Total interest                2,448,073    1,590,228   1,443,078   1,610,550   2,150,333
                               ----------    ---------   ---------   ---------   ---------
 Total fixed
  charges                      $2,503,603    1,640,049   1,485,936   1,651,664   2,187,536
                               ==========    =========   =========   =========   =========
 Total fixed
  charges excluding
  interest on
  deposits                     $1,347,303      776,692     633,627     636,075     704,975
                               ==========    =========   =========   =========   =========
 Preferred stock
  dividends                        41,220       27,827      31,170      32,219      20,065
 Pre-tax earnings
  needed to meet
  preferred stock
  dividend
  requirements                     61,349       41,044      44,728      44,367      23,997
 Total combined fixed
  charges and preferred
  stock dividends              $2,564,952    1,681,093   1,530,664   1,696,031   2,211,533
                               ==========    =========   =========   =========   =========
 Total combined
  fixed charges
  and preferred stock
  dividends excluding
  interest on
  deposits                     $1,408,652      817,736     678,355     680,442     728,972
                               ==========    =========   =========   =========   =========

(a) Includes equipment rentals.

                                                                  Exhibit 12(b).
                                                                     (continued)


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (Unaudited)

                                                Year Ended December 31,
                                 ---------------------------------------------------------
In thousands                          1995       1994        1993        1992        1991
                                 ----------    --------    --------    --------    -------
Ratio of Income to Combined
 Fixed Charges and Preferred
 Stock Dividends:
  Excluding interest on
    deposits                           1.97X       2.39        2.23        1.88       1.64
  Including interest on
    deposits                           1.53X       1.68        1.55        1.35       1.21
